Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62-65 North	FOR FURTHER INFORMATION CONTACT:
P O Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Dabbs Cavin/President
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES ANNOUNCES COMMENCEMENT OF

$8.7 MILLION COMMON STOCK RIGHTS OFFERING

HARRISON, AR (May 10, 2011): First Federal Bancshares of Arkansas, Inc. (NASDAQ: FFBH) (the “Company”), the holding company for First Federal Bank (the “Bank”), today announced that it had commenced an $8.7 million common stock rights offering (the “Rights Offering”). Shareholders who owned common shares of the Company at the close of business on March 23, 2011 (the “Record Date”) will receive at no charge a non-transferable right to purchase newly-issued common shares in the Rights Offering.

Pursuant to the terms of the Rights Offering, the Company will offer to each shareholder as of the Record Date (an “Eligible Shareholder”) the right to purchase three (3) newly-issued shares of common stock for each one (1) share held by an Eligible Shareholder on the Record Date, as adjusted for a 1-for-5 reverse stock split completed by the Company on May 3, 2011 (the “Reverse Split”).  For purposes of illustration, if an Eligible Shareholder owned 100 shares of the Company’s common stock on the Record Date, then, after giving effect to the Reverse Split, the Eligible Shareholder would own 20 shares and would therefore be entitled to subscribe for 60 shares of common stock in the Rights Offering at $3.00 per share.

The Company will issue up to 2,908,071 shares of its common stock in the Rights Offering at a price of $3.00 per share (or $0.60 per share without taking into account the Reverse Split), which is the same price paid by Bear State Financial Holdings, LLC (“Bear State”), who purchased 15,425,262 shares of our common stock in a private placement offering that occurred on May 3, 2011 immediately following the Reverse Split. To the extent that some Eligible Shareholders do not participate in the Rights Offering, or choose to subscribe for less than their full allocation of shares, the remaining unsubscribed shares will be available for purchase by other Eligible Shareholders who have fully exercised their subscription rights, subject to an overall ownership limitation for each Eligible Shareholder and its affiliates of 4.9% of our outstanding shares of common stock following completion of the Rights Offering.

The Rights Offering will expire at 5:00 p.m. Eastern time on June 9, 2011. In the event that the Rights Offering is not fully subscribed, Bear State has agreed to backstop the Rights Offering by purchasing the remaining shares from the Company in a private placement, at $3.00 per share (or $0.60 per share before taking into account the Reverse Split), subject to an overall limitation on Bear State’s ownership of 94.90% of our outstanding shares of common stock following completion of the Rights Offering.

The Company plans to use the proceeds of the Rights Offering to make capital contributions to the Bank and for other general corporate purposes.

About First Federal Bancshares

First Federal Bancshares of Arkansas, Inc. is a unitary savings and loan holding company for First Federal Bank (the “Bank”).  The Bank is a community bank serving consumers and businesses in Northcentral and Northwest Arkansas with a full range of checking, savings, investment, and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

About Bear State

Bear State is comprised of a group of individual investors from across Arkansas who collectively have decades of banking experience.  Members of Arkansas-based Westrock Capital Partners, LLC led the investment in the Company, and Rick Massey, a partner in Westrock Capital Partners, serves as the Chairman of Bear State and the Company.

Additional Information

The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) containing a prospectus with respect to the Rights Offering. The registration statement became effective on May 10, 2011.

The Rights Offering will be made only by means of the final prospectus related to the Rights Offering, which was also filed on May 10, 2011. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Caution about Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about commencement and closing of the Rights Offering, amount and use of Rights Offering proceeds, implementation of the backstop commitment by Bear State, and statements of expectations and statements of assumptions underlying any of the foregoing.  Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.  Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management.  The Company’s actual results may differ materially from those contemplated by the forward-looking statements.  The Company cautions you therefore against relying on any of these forward-looking statements.  These statements are neither statements of historical fact nor guarantees or assurances of future performance.

Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the transactions announced today and other aspects of our recapitalization plans, including the Rights Offering. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors,” “Questions and Answers related to this Rights Offering,” “Prospectus Summary,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in (i) the Company’s final prospectus related to the Rights Offering, (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 16, 2011, (iii) the Company’s Quarterly Report on Forms 10-Q for the quarter ended March 31, 2011 filed on May 2, 2011, and (iv) other filings with the SEC.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law.